EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN COLUMBIA, MARYLAND

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – November 22, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 102nd Cheesecake Factory restaurant on November 21, 2005 in Columbia, Maryland.  The restaurant contains approximately 10,200 square feet and approximately 300 seats.

          “Our restaurant in Columbia, Maryland marks the Company’s fourth restaurant opening in eight days, which is a new record for us. To open four of our large, complex restaurants in such a short period of time without compromising the level of quality and service that we demand truly demonstrates the strength of our development, operations and corporate support teams.  We have opened 16 restaurants so far this year and are well on our way to achieving our growth goals for 2005,” commented David Overton, Chairman and CEO.

About The Cheesecake Factory

          The Cheesecake Factory Incorporated operates 102 upscale, casual dining restaurants under The Cheesecake Factory ® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates six upscale casual dining restaurants under the Grand Lux Cafe ® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe ® name.  For more information about The Cheesecake Factory Incorporated, please visit www.thecheesecakefactory.com.

Safe Harbor Statement

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  In particular, forward-looking statements regarding the Company’s restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company’s control.  Forward-looking statements regarding the number and timing of the Company’s planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company’s control, including factors that are under the control of government agencies, landlords and others.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company’s filings with the Securities and Exchange Commission.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100